SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-1 of Soefl, Inc., of our report dated April 14, 2010 on our audit of the financial statements of Soefl, Inc. as of December 31, 2009 and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2009 and since inception on October 15, 2008 through December 31, 2009, and the reference to us under the caption "Experts."

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 2, 2011